ANGI INC.
SECURITIES TRADING POLICY
(Effective as of August 13, 2025)
Scope
Angi Inc. (“Angi” or the “Company”) has adopted this Securities Trading Policy (the “Policy”) to promote compliance with federal securities laws by Covered Persons. For purposes of this Policy, “Covered Person” means: (i) directors, officers and employees of Angi and its subsidiaries, (ii) any other persons (such as contractors or consultants) who have access to material non-public information concerning Angi and its subsidiaries from time to time, (iii) any spouses, domestic partners, minor children and other family members (if they share the same household) of the persons listed in (i) and (ii), and (iv) any entity or account over which the persons listed in (i), (ii) and (iii) above have or share the power, directly or indirectly, to make investment decisions, whether or not such persons have a financial interest in such entity or account (“Affiliated Persons and Entities”).
The Policy also is designed to protect an important corporate asset: Angi’s reputation for integrity and ethical conduct. The Policy governs transactions in securities of Angi and/or any other issuer where a Covered Person comes into possession of material non-public information concerning such issuer in the course of providing services to Angi or its subsidiaries. As a result of this Policy and applicable securities laws, Covered Persons may, from time to time, have to forego or delay a desired securities transaction, and may suffer economic loss or forego anticipated profit as a result.
Material Non-Public Information
Prohibitions Related to Material Non-Public Information. Federal securities laws prohibit a person from trading securities if the person possesses material non-public information about the issuer of such securities. These laws also prohibit persons who are aware of such information from disclosing or “tipping” this information to others who may trade. The consequences of prohibited insider trading or tipping can be severe and may result in private lawsuits for damages and/or in civil or criminal proceedings by the U. S. Securities and Exchange Commission (the “SEC”) and federal prosecutors. Additionally, liability also may be imposed on Angi for violations of securities laws by Covered Persons.
Material Non-Public Information. “Material” information has been defined as information that could be expected to affect the investment decision of a reasonable investor or affect the market price of a given stock. What is material is usually determined on a case-by-case basis, in light of all of the surrounding circumstances.
Information should be considered non-public if it has not been disclosed in reports filed or furnished with the SEC or has not been the subject of a widely disseminated press release. If it is not clear whether information has been sufficiently publicized, it should be treated as if it is non- public.

Examples of non-public information that could be material include:
●unpublished earnings reports, projections or other financial information;
●operating metrics or other key performance indicators;
●proposed major spending programs;
●pending or threatened regulatory or litigation proceedings (including updates regarding the status or resolution thereof);
●significant changes in senior management or the Board of Directors of the Company;
●a pending or proposed merger, acquisition or divestiture of a significant business or significant assets, or the proposed curtailment of significant operations;
●securities offerings or other financings;
●changes in debt ratings, or analyst upgrades or downgrades;
●liquidity issues;
●significant changes in accounting treatment, write-offs or effective tax rate;
●new product or feature launches;
●new major contracts, suppliers, customers (or the loss thereof); and
●significant operational issues (or investigations of potential operational issues), including cybersecurity incidents, particularly those involving a breach that compromises the function of Angi’s information or other systems and/or results in the exposure or loss of user information (particularly personal information).
This list is illustrative only and is not intended to provide a comprehensive list of circumstances that could give rise to material information.
General Securities Trading Policy
Prohibition on Trading While in Possession of Material Non-Public Information. A Covered Person may not buy, sell or otherwise transfer securities of Angi if such person is in possession of any material non-public information regarding Angi or the relevant publicly traded subsidiary, as applicable. In addition, a Covered Person may not buy, sell, or otherwise transfer securities of another issuer if such person came into possession of any material non-public information concerning such issuer in the course of providing services to Angi or its subsidiaries. A Covered Person may trade in a given security only when all material information known to such person has been made publicly available to investors generally for at least two business days.
Covered and Prohibited Transactions. For the avoidance of doubt, a purchase, sale or other transfer for purposes of this Policy includes (among other transactions): (i) gifts of securities of Angi, (ii) any sale of stock acquired upon the exercise of employee stock options (including the simultaneous sale of securities of Angi into the market through a broker to cover exercise price and tax obligations due in connection with a given exercise (commonly referred to as a “cashless exercise”)) and/or the vesting of restricted stock and restricted stock unit awards and (iii) Angi 401(k) plan elections to begin or change participation levels in the plan’s Angi stock fund and/or initiate an intra-plan transfer of an existing account balance into (or out of) the Angi stock fund. In addition, certain other transactions are expressly prohibited by this Policy, all of which are discussed in more detail below. For the avoidance of doubt, a purchase, sale or other transfer for purposes of this Policy does not include the following: (i) withholding of securities of Angi to cover exercise price and/or tax obligations due in connection with stock option exercises (commonly referred to as a “net settlement”) and/or the vesting of restricted stock and restricted stock unit awards; (ii) receipt and vesting of stock options, restricted stock units and other equity compensation awards from Angi; (iii) transfers by will or the laws of descent or distribution and, provided that prior written notice is provided to Angi Legal, distributions or transfers (such as certain tax planning or estate planning transfers) that effect only a change in the form of beneficial interest without changing a Covered Person’s pecuniary interest in securities of Angi; (iv) changes in the number of securities of Angi held due to a stock split or a stock dividend that applies equally to all securities of a class, or similar transactions and (v) purchases of Angi securities in the 401(k) plan resulting from periodic contributions to the plan based on payroll contribution election unless otherwise prohibited herein.
    Trading Windows. All directors, officers and employees of the Company, and those contractors and consultants identified by the Company will only be permitted to enter into transactions (purchases, sales, gifts or other transfers) with respect to securities of Angi during trading windows. Outside of a trading window, no purchases, sales, gifts or other transfers of securities of Angi are permitted. Trading windows generally open at the open of the market on the second trading day following the day on which Angi publicly releases its annual or quarterly financial results and generally close on the 7th day of the third month of each fiscal quarter, unless otherwise specified by Angi Legal. It is important to remember that even during a trading window, Covered Persons are prohibited from buying, selling, gifting or otherwise transferring securities of Angi while in possession of material non-public information regarding Angi.
The prohibition against trading outside the trading windows also means that brokers cannot fulfill open orders on a Covered Person’s behalf outside such trading windows, including “limit orders” to buy or sell stock at a specific price or better and “stop orders” to buy or sell stock once the price of the stock reaches a specified price. A Covered Person should inform any broker with whom such an open order is placed at the time it is placed.

From time to time, Angi may identify other persons who should be subject to quarterly trading windows.
    Special Trading Restrictions. Even during a trading window, Angi Legal may restrict trading by some or all Covered Persons as circumstances dictate. In such event, Angi Legal will notify affected Covered Persons that they should not trade nor disclose to others the fact that the trading window has been closed in their case.
Prohibition on Tipping
A Covered Person may not:
●pass on to any non-Covered Person any material non-public information concerning Angi, whether or not the Covered Person has any information regarding the non- Covered Person’s intention to engage in any transaction involving securities of Angi, except as required by the Covered Person’s job duties;
●recommend to any other person that such person engage in (or refrain from engaging in) any transaction involving securities of Angi if such Covered Person is in possession of material non-public information regarding Angi; and
●pass on to any other person material non-public information concerning another company which the Covered Person came into possession of in the course of providing services to Angi if such other person may misuse that information, such as by purchasing or selling securities of such other company or tipping that information to others.
If a Covered Person receives an inquiry for information from someone outside of Angi, such as a stock analyst, or a request for sensitive information outside the ordinary course of business from someone outside of Angi, such as a business partner, vendor, supplier or salesperson, then the Covered Person should refer the inquiry to Angi Legal, as responding to such request oneself may violate this Policy, and in some circumstance, the law.
Prohibition on Short Sales, Derivative Transactions and Hedging Transactions
Regardless of whether a Covered Person is in possession of material non-public information, no Covered Person may engage in: (i) transactions in publicly traded options, warrants, puts and calls or similar instruments relating to securities of Angi, (ii) short sales of securities of Angi and/or (iii) hedging transactions (or any other transaction that hedges or offsets, or is designed to hedge or offset) any decrease in the market value of securities of Angi. This prohibition extends to any and all forms of hedging and monetization transactions, such as zero- cost collars and forward sale contracts (among others).

Prohibition on Margin Accounts and Pledging
Securities of Angi held in a margin account as collateral for a margin loan may be sold by the relevant broker without customer consent if the customer fails to meet a margin call. Similarly, securities of Angi pledged (or hypothecated) as collateral for a loan may be sold in foreclosure upon default on the loan. Because a margin or foreclosure sale may occur at any time (including when the borrower or pledgor (as applicable) is in possession of material non-public information or otherwise not permitted to trade in securities of the relevant entity), Covered Persons may not enter into any transaction(s) that involve pledging securities of Angi, including by purchasing securities of Angi and/or its publicly traded subsidiaries on margin or holding securities of Angi in an account utilizing margins. This prohibition does not apply to arrangements entered into by Covered Persons before September 14, 2023.
Section 16 Compliance
All officers and directors and certain other individuals are required to comply with Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and related rules and regulations which set forth reporting obligations, limitation on “short swing” transactions, which are certain matching purchases and sales of the Company’s securities within a six-month period, and limitations on short sales.
Angi is available to assist in filing Section 16 reports, but the obligation to comply with Section 16 is personal.
Rule 10b-5 Trading Plans
Rule 10b5-1 (“Rule 10b5-1”) of the Exchange Act provides an affirmative defense against insider trading liability, regardless of a person’s possession of material non-public information, if the relevant trade is executed pursuant to a pre-arranged, written plan satisfying the requirements of Rule 10b5-1 (a “trading plan”) that was established at a time when the person was not in possession of material non-public information. Rule 10b5-1 is a complicated rule that requires sophisticated planning and should not be relied upon without the advice of one’s own legal counsel or personal financial advisor. Trades in securities of Angi that are executed pursuant to an approved trading plan are not subject to the prohibition on trading while in possession of material non-public information contained in this Policy or to the restrictions set forth herein relating to pre-clearance procedures and trading windows. In the sole discretion of Angi Legal and subject to any other limitations or restrictions that may be imposed pursuant to the Policy, applicable law and/or by Angi Legal from time to time, Angi may permit Angi Insiders (as defined below) to engage in transactions outside of trading window periods pursuant to a trading plan that has received advance written approval from Angi Legal during a trading window. Without the advance approval of Angi Legal, trading plans may not be instituted, amended or terminated (and deviations from such plans may not be made) (i) at a time when the relevant Angi Insider is in possession of any material non-public information or (ii) otherwise outside of a trading window.

Once a trading plan is approved and adopted by an Angi Insider, such person must not exercise any influence over the number of securities to be traded, the price at which they are to be traded or the date(s) of trade(s). Trading plans covering Angi securities must include a cooling-off period before trading can commence. For Angi directors or officers, such cooling-off period must end on the later of (a) 90 days after the adoption of the trading plan or (b) two business days following the disclosure of Angi’s financial results in a periodic report for the fiscal quarter in which the plan was adopted (but in any event, subject to a maximum of 120 days after the adoption of the trading plan). For other Angi Insiders, such cooling-off period must end no earlier than 30 days following the adoption of the trading plan. Modifications of trading plans relating to the amount, price or timing of transactions are subject to the same cooling-off periods as if a new plan was adopted. Angi Insiders may not enter into overlapping trading plans covering Angi securities (subject to certain exceptions) and may only enter into one single-trade trading plan covering Angi securities during any twelve-month period (subject to certain exceptions). In the case of trading plans covering Angi securities approved and adopted by Angi directors and officers, such plans must include a representation certifying that: (i) the relevant Angi director or officer is not aware of any material non-public information and (ii) such individual is adopting the trading plan in good faith and not as part of a plan or scheme to evade the prohibitions set forth in Rule 10b-5 of the Securities Exchange Act of 1934, as amended. All Angi Insiders entering into a trading plan must act in good faith with respect to such plan.
Additional Procedures for Angi Insiders
Overview. All directors and officers and any other persons identified by Angi Legal (“Angi Insiders”) are subject to additional trading restrictions by virtue of their regular or routine access to material non-public information during the course of their employment, service as a director, other service or by virtue of their involvement with a project that results in knowledge of material non-public information.
Pre-Clearance. All purchases, sales, gifts and other transfers of Angi securities by Angi Insiders must be approved in advance by Angi Legal. The pre-clearance request must be made on the form provided by Angi Legal, and the person requesting pre-clearance will be asked to certify that he or she is not in possession of material non-public information about Angi. Although Angi Legal will endeavor to clear transactions as quickly as possible, under certain circumstances, the clearance procedure may take several days. Unless notified otherwise by Angi Legal, pre-approvals shall remain valid until the close of the relevant trading window. Even after pre-clearance, a person may not trade securities of Angi if they become subject to special trading window restrictions or aware of non-public information prior to the trade being executed.
Individual Responsibility
Covered Persons have ethical and legal obligations to maintain the confidentiality of information about Angi and/or any other company which Covered Persons came into possession of in the course of providing services to Angi and to not engage in transactions in securities of such entities while in possession of material non-public information. Each director, officer, employee, contractor and consultant of Angi is responsible for making sure that they and their Affiliated Persons and Entities comply with this Policy. In all cases, the responsibility for determining whether a person is in possession of material non-public information rests with that person, and any action on the part of Angi, Angi Legal or any other Angi employee pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate any person from liability under applicable securities laws.
Post-Termination Transactions
Upon a termination of service as a director, officer, employee, contractor or consultant, the relevant individual and their Affiliated Persons and Entities will remain subject to this Policy so long as such persons remain in possession of material non-public information. In addition, such persons may not trade in securities of Angi and/or its publicly traded subsidiaries until the opening of the first trading window following their termination of service. All such persons will continue to be subject to the restrictions on securities trading contained in the securities laws and (if applicable) to Angi’s policy regarding the safeguarding of confidential information.
Penalties for Insider Trading and Other Violations
Penalties for trading on (or communicating) material non-public information are severe and may be applied against the Covered Person and/or other individuals involved in unlawful conduct, as well as against Angi (including controlling persons). Covered Persons and/or other individuals can be subject to some or all of the following penalties, even if they do not personally benefit from the violation. Penalties include: (i) civil injunctions, (ii) disgorgement of profits, (iii) jail sentences and (iv) fines.
Covered Persons should be aware that the Company may initiate or cooperate in proceedings resulting in such penalties. In addition, any violation of this Policy can be expected to result in serious sanctions by Angi, including dismissal, suspension without pay, loss of pay or bonus, loss of benefits, demotion and/or other sanctions, whether or not the violation of the Policy and/or any other Angi policy or procedure also constitutes a violation of law.
Amendments
Angi reserves the right to amend this Policy at any time, for any reason, subject to applicable laws, rules and regulations, and with or without notice, although it will attempt to provide notice in advance of any change. Unless otherwise permitted by this Policy, any amendments must be approved by the Board of Directors of Angi.
Questions
Please contact Angi Legal directly (tradealerts@angi.com) with any questions regarding a particular securities transaction or the Policy generally.